     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS ANNOUNCES THIRD QUARTER RESULTS

HOUSTON, November 5, 2018 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the third quarter of 2018 and provided an operational update, which includes the following highlights:

•	Total production of 64,627 Boe/d, 17% above the third quarter of 2017 and above the high-end of the Company’s guidance range

•	Crude oil production of 40,813 Bbls/d, 17% above the third quarter of 2017 and 8% above the second quarter of 2018

•	Net income attributable to common shareholders of $76.1 million, or $0.85 per diluted share, and Net cash provided by operating activities of $189.4 million

•	Adjusted net income attributable to common shareholders of $84.1 million, or $0.94 per diluted share, and Adjusted EBITDA of $209.0 million

•	Additional strong Delaware Basin results from the Company’s Phantom and Ford West areas

•	Increasing 2018 production guidance to 60,200-60,500 Boe/d from 58,700-60,100 Boe/d
Carrizo reported third quarter of 2018 net income attributable to common shareholders of $76.1 million, or $0.88 and $0.85 per basic and diluted share, respectively, compared to net income attributable to common shareholders of $5.6 million, or $0.07 per basic and diluted share, in the third quarter of 2017. The net income attributable to common shareholders for the third quarter of 2018 and the third quarter of 2017 include certain items typically excluded from published estimates by the investment community. Adjusted net income attributable to common shareholders, which excludes the impact of these items as described in the non-GAAP reconciliation tables included below, for the third quarter of 2018 was $84.1 million, or $0.94 per diluted share, compared to $26.7 million, or $0.33 per diluted share, in the third quarter of 2017.
For the third quarter of 2018, Adjusted EBITDA was $209.0 million. Adjusted EBITDA and the reconciliation to net income attributable to common shareholders and net cash provided by operating activities are presented in the non-GAAP reconciliation tables included below.
Production volumes during the third quarter of 2018 were 5,946 MBoe, or 64,627 Boe/d, an increase of 17% versus the third quarter of 2017. The year-over-year growth was driven by the Permian Basin, where the Company’s production increased by approximately 265%, more than offsetting the impact of non-core divestitures over the period. Crude oil production during the third quarter of 2018 averaged 40,813 Bbls/d, an increase of 17% versus the third quarter of 2017; natural gas and NGL production were 74,072 Mcf/d and 11,469 Bbls/d, respectively, during the third quarter of 2018. Third quarter of 2018 production exceeded the high end of the Company’s guidance range of 62,000-63,000 Boe/d.
Drilling, completion, and infrastructure capital expenditures for the third quarter of 2018 were $241.1 million. Approximately 62% of the third quarter drilling, completion, and infrastructure spending was in the Eagle Ford Shale, with the balance in the Delaware Basin. Land and seismic capital expenditures during the quarter were $6.7 million, and were primarily focused in the Delaware Basin.
For 2018, Carrizo is maintaining its drilling, completion, and infrastructure capital expenditure guidance of $800-$825 million. The Company’s 2018 development plan continues to call for it to run an average of 6 rigs for the balance of the year between its assets in the Eagle Ford Shale and Delaware Basin. Completion activity is expected to decline in the fourth quarter as the Company’s 2018 development plan has included a frac holiday during the quarter. Based on this level of activity, Carrizo expects to drill 123-132 gross (112-121 net) operated wells and complete 110-115 gross (95-100 net) operated wells during the year.
Carrizo is increasing its 2018 production guidance range to 60,200-60,500 Boe/d from 58,700-60,100 Boe/d. Crude oil is expected to account for 64%-65% of the Company’s production for the year, while total liquids are expected to account for 81%-82%. This equates to annual production growth of approximately 12% using the midpoint of the range. For the fourth quarter of the year, Carrizo expects production to be 67,700-68,700 Boe/d; crude oil is expected to account for 63% of production, while total liquids are expected to account for 80%. During the fourth quarter, Carrizo’s production has been negatively impacted by delays resulting from the heavy rains in Texas as well as maintenance on the DCP natural gas gathering system; DCP is the Company’s largest third-party gas gatherer in the Eagle Ford Shale. Additionally, fourth quarter Eagle Ford Shale production has been negatively impacted by elevated downtime in parent wells that offset slickwater completions. Combined, these items are expected to impact the Company’s production by more than 1,000 Bbls/d during the quarter, with the impact weighted to the Eagle Ford Shale. A full summary of Carrizo’s guidance is provided in the attached tables.
S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “The third quarter was another strong operational and financial quarter for the Company as we delivered production 3% above the high end of our guidance range with operating expenses below the midpoint of our guidance ranges. We continued to see the benefit of our dual-basin strategy during the quarter, as our Eagle Ford Shale production received 104% of NYMEX pricing. This shielded us from the significant widening of Permian Basin differentials and allowed us to expand our EBITDA margin to $35/Boe.
“During the third quarter, we completed our activity pivot to the Eagle Ford Shale. We currently have four of our six rigs operating in the play, where our production continues to benefit from advantaged pricing. We expect our activity to remain weighted to the Eagle Ford Shale until the second half of 2019, when we plan to begin moving rigs back to the Delaware Basin. We are using the increased activity in the Eagle Ford Shale to drill two additional large-scale multipad projects, which should help drive significant production growth when they come online in 2019.
“While the Eagle Ford Shale should be the primary driver of our production growth next year, we remain active in the Delaware Basin. During the quarter, we delivered strong well results from both our Phantom and Ford West areas and announced an attractive bolt-on acquisition in the Phantom area. Though the acquisition closed just last month, we have already begun to execute on some of the identified synergies. Over the next several quarters, we plan to focus our program in the basin on testing multi-layer development concepts throughout the Wolfcamp formation, which should help us maximize the long-term value of our asset.
“Our near- and long-term corporate goals include continuing to reduce our leverage and generating double-digit production growth within cash flow, and we continue to make progress toward achieving these targets. At the end of the third quarter, our leverage metric in accordance with our bank covenants fell below 2x, and we currently expect it to move even lower by year-end 2019. We also remain on track to achieving a free cash flow positive inflection point during 2019.”
Operational Update
In the Eagle Ford Shale, where the Company holds approximately 76,600 net acres, Carrizo drilled 32 gross (31 net) operated wells during the third quarter and completed 25 gross (24 net) operated wells. Production from the play was more than 39,000 Boe/d, up 5% versus the prior quarter. Crude oil production during the third quarter was nearly 30,000 Bbls/d, accounting for 77% of the Company’s production from the play. At the end of the quarter, Carrizo had 20 gross (19 net) operated Eagle Ford Shale wells waiting on completion. Carrizo currently expects to drill 95-100 gross (90-95 net) operated wells and complete 85-90 gross (75-80 net) operated wells in the play during 2018.
Performance from Carrizo’s initial multipad project, located in its Brown Trust area, continues to meet expectations. The Company now believes that multipad development combined with a lower-fluid, hybrid frac design, is the optimal development strategy where applicable. Advantages of multipad development include elimination of multiple parent-well frac hits, reduction in the total number of parent/child relationships created over time, and improvement in stimulation efficiency in the reservoir through the creation of enhanced multi-directional stress profiles during completion operations. At Brown Trust, the multipad project has resulted in very strong well results coupled with a material reduction in expected long-term, parent-well downtime in the area relative to a traditional 4-6 well pad approach. Carrizo has begun operations on two additional multipad projects, a 15-well project in its Pena Winfield area and a 23-well project in its RPG area. Production from both of these large-scale projects is expected in the first half of 2019.
In the Delaware Basin, where it holds more than 46,000 net acres, Carrizo drilled 7 gross (5 net) operated wells during the third quarter and completed 10 gross (9 net) operated wells. Production from the play was approximately 25,600 Boe/d for the quarter, up 29% versus the prior quarter. Crude oil production during the third quarter was approximately 10,900 Bbls/d, accounting for 42% of the Company’s production from the play. At the end of the quarter, Carrizo had 7 gross (6 net) operated Delaware Basin wells waiting on completion. Carrizo currently expects to drill 28-32 gross (22-26 net) operated wells and complete approximately 25 gross (20 net) operated wells in the play during 2018.

During the third quarter, Carrizo’s completion activity was spread across its Phantom and Ford West acreage, with strong results from both areas. Highlights from the Company’s third quarter activity include the following:

•	the Davis 2728 Unit 10H achieved a peak 30-day rate of approximately 2,350 Boe/d (46% oil, 71% liquids) from an approximate 10,000-ft. lateral in the Wolfcamp A

•
the Lovelace State Unit B912 11H has yet to achieve a peak 30-day rate, but recently averaged nearly 2,100 Boe/d (40% oil, 68% liquids) over seven days from an approximate 6,950-ft. lateral in the Wolfcamp B

•	the Sandhu State 14 12H achieved a peak 30-day rate of more than 1,950 Boe/d (34% oil, 64% liquids) from an approximate 10,000-ft. lateral in the Wolfcamp A

•	the Mustang State Unit 20H achieved a peak 30-day rate of more than 1,600 Boe/d (48% oil, 72% liquids) from an approximate 6,150-ft. lateral in the Wolfcamp A
While the Davis 10H and the Lovelace State 11H build upon the Company’s track record of strong well results from the Wolfcamp A and B in its primary Phantom block, the Sandhu State 12H was a delineation well located on the Company’s most westerly acreage in the Phantom area. Carrizo is very encouraged by the performance of this well as production has remained relatively flat, achieving a peak 60-day rate of more than 1,800 Boe/d (35% oil, 65% liquids).
The Mustang State 20H is a Wolfcamp A test located in the Company’s Ford West area. The well is located approximately 3,000 ft. from its previously-drilled Mustang State 1H well and incorporated technical and operational learnings from Carrizo’s early activity in the area. The Mustang State 20H continues to perform very well, having recently recorded a peak 60-day rate of more than 1,500 Boe/d (47% oil, 71% liquids).
During October, Carrizo closed the previously-announced bolt-on acquisition of Delaware Basin properties from Devon Energy Corporation. The acquisition added approximately 10,000 net acres adjacent to the Company’s Phantom position and approximately 1,700 Boe/d of net production. Since acquiring the asset, Carrizo has identified more than 1,000 additional net acres on the position through the evaluation of reprocessed 3D seismic that it believes can be developed. The Company is also actively working to realize the identified operational efficiencies. Carrizo expects to fully integrate the newly-acquired water disposal system into its existing system by year-end, which should allow it to shift the disposal of produced water from some of its wells from a third-party disposal site to Company-owned disposal wells acquired in the transaction. The Company has also identified a number of existing wells where it believes production can be increased by optimizing artificial lift, and expects to begin this activity shortly. Additionally, as a result of the acquisition, Carrizo will be able to drill an upcoming well in the southeast portion of its Phantom acreage in an optimized location, as it can now drill it as an allocation well using a reduced lease-line setback. This should lead to a more efficient development of its acreage in this area.
With the Eagle Ford set to be the primary driver of the Company’s production growth over the next year, Carrizo plans to focus much of its near-term Delaware Basin activity on testing additional layers as well as multi-layer cube concepts. This should allow the Company to formulate a development plan that maximizes the value of its vast resource potential in the basin. Some of the near-term multi-layer tests the Company has planned include a 6-well cube in the Phantom area testing co-development of the Wolfcamp A, B, and C and a 3-well cube in the Ford West area testing co-development of the Wolfcamp A and B. Carrizo’s current estimate of net de-risked drilling locations in the Delaware Basin includes only Wolfcamp A locations in the Ford West area and Wolfcamp A and B locations in the Phantom area. Carrizo currently plans to provide updates on these projects, as well as additional development tests, once it has sufficient production history.
Borrowing Base Update
During October, Carrizo’s banking syndicate, led by Wells Fargo as administrative agent, completed its semi-annual borrowing base redetermination. In conjunction with this, the borrowing base under the Company’s senior credit facility was increased to $1.3 billion from $1.0 billion, and Carrizo elected a commitment amount of $1.1 billion. Additionally, the interest rate on the Company’s facility has been reduced by 25 basis points to LIBOR plus 125-225 basis points. The next scheduled redetermination of the borrowing base is expected in the spring of 2019.
Hedging Activity
Carrizo currently has hedges in place for approximately 70% of estimated crude oil production for the remainder of 2018 (based on the midpoint of guidance). For 2019, the Company has three-way collars covering 27,000 Bbls/d. Additionally, Carrizo has hedges in place for approximately 45% and 30% of its estimated NGL and natural gas production, respectively, for the remainder of 2018.
In order to further manage its commodity price exposure, Carrizo has also put various basis hedges in place. For the balance of the year, Carrizo has basis swaps locking in a $0.10/Bbl Midland-Cushing differential on 6,000 Bbls/d. The Company also has basis swaps locking in a $5.11/Bbl LLS-Cushing premium on 18,000 Bbls/d over the same period.
Please refer to the attached tables for full details of the Company’s commodity derivative contracts.

Conference Call Details
The Company will hold a conference call to discuss 2018 third quarter financial results on Tuesday, November 6, 2018 at 10:00 AM Central Standard Time. To participate in the call, please dial (877) 256-6033 (U.S. & Canada) or +1 (303) 223-4376 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, November 13, 2018 at 12:00 PM Central Standard Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21897149 for U.S., Canadian, and International callers.
A simultaneous webcast of the call may be accessed over the internet by visiting the Carrizo website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on the “Third Quarter 2018 Earnings Call” link. To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.
Statements in this release that are not historical facts, including but not limited to those related to capital requirements, effect of pivot to Eagle Ford, expectations or projections for the remainder of 2018 and 2019, generation and use of free cash flow, weighting of activity among basins, maximization of value, goals, leverage metrics, capital expenditure, infrastructure program, resource potential, guidance, rig program, production, average well returns, the estimated production results and financial performance, effects of transactions, targeted ratios and other metrics, timing, levels of and potential production, expectations regarding growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, well costs, break-even prices, production mix, development plans, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, Delaware Basin constraints, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations, results of infrastructure program, failure to reach significant growth, performance of rig operators, spacing test results, availability of gathering systems, pipeline and other transportation issues, costs and availability of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, risks and effects of acquisitions and dispositions, market and other conditions, risks regarding financing, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2017 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all. The information regarding the Devon acquisition described in this press release assumes that the party to a joint operating agreement with the Company covering acreage in the vicinity of the acquired properties does not exercise its right to purchase 20% of the acreage covered by an area of mutual interest provision under that agreement.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$2,415	$9,540
Accounts receivable, net	128,780	107,441
Derivative assets	10,258	—
Other current assets	9,636	5,897
Total current assets	151,089	122,878
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	2,124,767	1,965,347
Unproved properties, not being amortized	579,275	660,287
Other property and equipment, net	10,885	10,176
Total property and equipment, net	2,714,927	2,635,810
Deposit for pending acquisition of oil and gas properties	21,500	—
Other assets	23,482	19,616
Total Assets	$2,910,998	$2,778,304

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$147,670	$74,558
Revenues and royalties payable	52,975	52,154
Accrued capital expenditures	117,556	119,452
Accrued interest	23,748	28,362
Derivative liabilities	162,895	57,121
Other current liabilities	50,918	41,175
Total current liabilities	555,762	372,822
Long-term debt	1,327,689	1,629,209
Asset retirement obligations	17,071	23,497
Derivative liabilities	102,103	112,332
Deferred income taxes	4,699	3,635
Other liabilities	8,703	51,650
Total liabilities	2,016,027	2,193,145
Commitments and contingencies
Preferred stock
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 200,000 issued and outstanding as of September 30, 2018 and 250,000 issued and outstanding as of December 31, 2017	173,629	214,262
Shareholders’ equity
Common stock, $0.01 par value, 180,000,000 shares authorized; 91,619,733 issued and outstanding as of September 30, 2018 and 81,454,621 issued and outstanding as of December 31, 2017	916	815
Additional paid-in capital	2,132,253	1,926,056
Accumulated deficit	(1,411,827)	(1,555,974)
Total shareholders’ equity	721,342	370,897
Total Liabilities and Shareholders’ Equity	$2,910,998	$2,778,304

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Crude oil	$254,525	$152,101	$679,242	$422,999
Natural gas liquids	33,798	12,467	71,969	27,678
Natural gas	15,052	16,711	41,417	48,440
Total revenues	303,375	181,279	792,628	499,117

Costs and Expenses
Lease operating	41,022	34,874	115,446	100,767
Production taxes	14,516	7,741	37,578	21,092
Ad valorem taxes	2,588	1,736	8,201	5,776
Depreciation, depletion and amortization	80,108	67,564	217,005	181,018
General and administrative, net	12,811	16,029	58,368	49,328
(Gain) loss on derivatives, net	55,388	24,377	152,698	(27,004)
Interest expense, net	15,406	20,673	46,522	62,350
Loss on extinguishment of debt	—	—	8,676	—
Other (income) expense, net	(690)	462	2,305	1,640
Total costs and expenses	221,149	173,456	646,799	394,967

Income Before Income Taxes	82,226	7,823	145,829	104,150
Income tax expense	(880)	—	(1,682)	—
Net Income	$81,346	$7,823	$144,147	$104,150
Dividends on preferred stock	(4,457)	(2,249)	(13,794)	(2,249)
Accretion on preferred stock	(771)	—	(2,264)	—
Loss on redemption of preferred stock	—	—	(7,133)	—
Net Income Attributable to Common Shareholders	$76,118	$5,574	$120,956	$101,901

Net Income Attributable to Common Shareholders Per Common Share
Basic	$0.88	$0.07	$1.45	$1.44
Diluted	$0.85	$0.07	$1.42	$1.43

Weighted Average Common Shares Outstanding
Basic	86,727	81,053	83,461	70,728
Diluted	89,039	81,138	85,221	71,147

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(In thousands, except share amounts)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2017	81,454,621	$815	$1,926,056	($1,555,974)	$370,897
Stock-based compensation expense	—	—	15,701	—	15,701
Issuance of common stock upon grants of restricted stock awards and vestings of restricted stock units and performance shares, net of forfeitures	665,112	6	(75)	—	(69)
Sale of common stock, net of offering costs	9,500,000	95	213,762	—	213,857
Dividends on preferred stock	—	—	(13,794)	—	(13,794)
Accretion on preferred stock	—	—	(2,264)	—	(2,264)
Loss on redemption of preferred stock	—	—	(7,133)	—	(7,133)
Net income	—	—	—	144,147	144,147
Balance as of September 30, 2018	91,619,733	$916	$2,132,253	($1,411,827)	$721,342

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash Flows From Operating Activities
Net income	$81,346	$7,823	$144,147	$104,150
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	80,108	67,564	217,005	181,018
(Gain) loss on derivatives, net	55,388	24,377	152,698	(27,004)
Cash received (paid) for derivative settlements, net	(26,262)	6,456	(64,710)	7,714
Loss on extinguishment of debt	—	—	8,676	—
Stock-based compensation expense, net	3,062	4,866	13,786	8,462
Deferred income taxes	534	—	1,063	—
Non-cash interest expense, net	616	887	1,878	2,961
Other, net	125	1,482	4,100	4,249
Changes in components of working capital and other assets and liabilities-
Accounts receivable	(15,200)	(17,791)	(12,763)	(25,885)
Accounts payable	6,985	262	10,863	14,748
Accrued liabilities	3,547	6,320	(9,336)	11,970
Other assets and liabilities, net	(829)	(804)	(2,115)	(1,786)
Net cash provided by operating activities	189,420	101,442	465,292	280,597
Cash Flows From Investing Activities
Capital expenditures	(231,820)	(142,936)	(662,459)	(433,561)
Acquisitions of oil and gas properties	—	(600,473)	—	(692,006)
Deposit paid for pending acquisition (received for pending divestiture) of oil and gas properties	(21,500)	6,200	(21,500)	6,200
Proceeds from divestitures of oil and gas properties	31,904	11	377,693	18,212
Other, net	(1,591)	(1,325)	(2,687)	(3,804)
Net cash used in investing activities	(223,007)	(738,523)	(308,953)	(1,104,959)
Cash Flows From Financing Activities
Issuance of senior notes	—	250,000	—	250,000
Redemptions of senior notes and other long-term debt	—	—	(330,435)	—
Redemption of preferred stock	—	—	(50,030)	—
Borrowings under credit agreement	1,288,352	392,778	2,415,208	1,311,875
Repayments of borrowings under credit agreement	(1,463,515)	(459,478)	(2,396,671)	(1,183,275)
Payments of debt issuance costs and credit facility amendment fees	—	(4,596)	(627)	(8,964)
Sale of common stock, net of offering costs	213,857	222,378	213,857	222,378
Sale of preferred stock, net of issuance costs	—	241,404	—	236,404
Payments of dividends on preferred stock	(4,457)	(2,249)	(13,794)	(2,249)
Other, net	(334)	(292)	(972)	(909)
Net cash provided by (used in) financing activities	33,903	639,945	(163,464)	825,260
Net Increase (Decrease) in Cash and Cash Equivalents	316	2,864	(7,125)	898
Cash and Cash Equivalents, Beginning of Period	2,099	2,228	9,540	4,194
Cash and Cash Equivalents, End of Period	$2,415	$5,092	$2,415	$5,092

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income Attributable to Common Shareholders (GAAP) to Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)
Adjusted net income attributable to common shareholders is a non-GAAP financial measure which excludes certain items that are included in net income attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are those which the Company believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring.
Adjusted net income attributable to common shareholders is presented because management believes it provides useful additional information to investors for analysis of the Company’s fundamental business on a recurring basis. In addition, management believes that adjusted net income attributable to common shareholders is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Adjusted net income attributable to common shareholders should not be considered in isolation or as a substitute for net income attributable to common shareholders or any other measure of a company’s financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between net income attributable to common shareholders and adjusted net income attributable to common shareholders is presented below. Because adjusted net income attributable to common shareholders excludes some, but not all, items that affect net income attributable to common shareholders and may vary among companies, our calculation of adjusted net income attributable to common shareholders may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except per share amounts)
Net Income Attributable to Common Shareholders (GAAP)	$76,118	$5,574	$120,956	$101,901
Loss on redemption of preferred stock	—	—	7,133	—
Income tax expense	880	—	1,682	—
(Gain) loss on derivatives, net	55,388	24,377	152,698	(27,004)
Cash received (paid) for derivative settlements, net	(26,262)	6,456	(64,710)	7,714
Non-cash general and administrative, net	3,183	5,494	13,907	9,090
Loss on extinguishment of debt	—	—	8,676	—
Non-recurring and other (income) expense, net	(1,091)	462	4,366	1,640
Adjusted income before income taxes	108,216	42,363	244,708	93,341
Adjusted income tax expense (1)	(24,132)	(15,632)	(54,570)	(34,443)
Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)	$84,084	$26,731	$190,138	$58,898

Net Income Attributable to Common Shareholders Per Diluted Common Share (GAAP)	$0.85	$0.07	$1.42	$1.43
Loss on redemption of preferred stock	—	—	0.08	—
Income tax expense	0.01	—	0.02	—
(Gain) loss on derivatives, net	0.62	0.30	1.79	(0.38)
Cash received (paid) for derivative settlements, net	(0.29)	0.08	(0.76)	0.11
Non-cash general and administrative, net	0.04	0.06	0.16	0.13
Loss on extinguishment of debt	—	—	0.10	—
Non-recurring and other (income) expense, net	(0.01)	0.01	0.06	0.02
Adjusted income before income taxes	1.22	0.52	2.87	1.31
Adjusted income tax expense	(0.28)	(0.19)	(0.64)	(0.48)
Adjusted Net Income Attributable to Common Shareholders Per Diluted Common Share (Non-GAAP)	$0.94	$0.33	$2.23	$0.83

Diluted Weighted Average Shares Outstanding	89,039	81,138	85,221	71,147

(1)
Adjusted income tax expense is calculated by applying the Company’s estimated annual effective income tax rates applicable to the adjusted income before income taxes, which were 22.3% and 36.9% for the three months ended September 30, 2018 and 2017, respectively, as well as for the nine months ended September 30, 2018 and 2017, respectively.

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income Attributable to Common Shareholders (GAAP) to Adjusted EBITDA (Non-GAAP) to Net Cash Provided by Operating Activities (GAAP)
Adjusted EBITDA is a non-GAAP financial measure which excludes certain items that are included in net income attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are interest, income taxes, depreciation, depletion and amortization, impairments, dividends and accretion on preferred stock and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring.
Adjusted EBITDA is presented because management believes it provides useful additional information to investors and analysts, for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally generate funds for exploration and development, and to service debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income attributable to common shareholders, net cash provided by operating activities, or any other measure of a company’s profitability or liquidity presented in accordance with GAAP. A reconciliation of net income attributable to common shareholders to adjusted EBITDA to net cash provided by operating activities is presented below. Because adjusted EBITDA excludes some, but not all, items that affect net income attributable to common shareholders, our calculations of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Discretionary Cash Flows (Non-GAAP)
Discretionary cash flows are a non-GAAP financial measure which excludes certain items that are included in net cash provided by operating activities, the most directly comparable GAAP financial measure. Items excluded are changes in the components of working capital and other items that the Company believes affect the comparability of operating cash flows such as items that are non-recurring.
Discretionary cash flows are presented because management believes it provides useful additional information to investors for analysis of the Company’s ability to generate cash to fund exploration and development, and to service debt. In addition, management believes that discretionary cash flows is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Discretionary cash flows should not be considered in isolation or as a substitute for net cash provided by operating activities or any other measure of a company’s cash flows or liquidity presented in accordance with GAAP. A reconciliation of net cash provided by operating activities to discretionary cash flows is presented below. Because discretionary cash flows excludes some, but not all, items that affect net cash provided by operating activities and may vary among companies, our calculation of discretionary cash flows may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except per Boe amounts)
Net Income Attributable to Common Shareholders (GAAP)	$76,118	$5,574	$120,956	$101,901
Dividends on preferred stock	4,457	2,249	13,794	2,249
Accretion on preferred stock	771	—	2,264	—
Loss on redemption of preferred stock	—	—	7,133	—
Income tax expense	880	—	1,682	—
Depreciation, depletion and amortization	80,108	67,564	217,005	181,018
Interest expense, net	15,406	20,673	46,522	62,350
(Gain) loss on derivatives, net	55,388	24,377	152,698	(27,004)
Cash received (paid) for derivative settlements, net	(26,262)	6,456	(64,710)	7,714
Non-cash general and administrative, net	3,183	5,494	13,907	9,090
Loss on extinguishment of debt	—	—	8,676	—
Non-recurring and other (income) expense, net	(1,091)	462	4,366	1,640
Adjusted EBITDA (Non-GAAP)	$208,958	$132,849	$524,293	$338,958
Cash interest expense, net	(14,791)	(19,786)	(44,644)	(59,389)
Dividends on preferred stock	(4,457)	(2,249)	(13,794)	(2,249)
Other cash and non-cash adjustments, net	(34)	392	922	1,981
Discretionary Cash Flows (Non-GAAP)	$189,676	$111,206	$466,777	$279,301
Changes in components of working capital and other	(256)	(9,764)	(1,485)	1,296
Net Cash Provided By Operating Activities (GAAP)	$189,420	$101,442	$465,292	$280,597

Adjusted EBITDA (Non-GAAP)	$208,958	$132,849	$524,293	$338,958
Total barrels of oil equivalent	5,946	5,080	15,753	13,896
Adjusted EBITDA Margin ($ per Boe) (Non-GAAP)	$35.14	$26.15	$33.28	$24.39

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Total production volumes -
Crude oil (MBbls)	3,755	3,211	10,272	8,867
NGLs (MBbls)	1,055	623	2,648	1,482
Natural gas (MMcf)	6,815	7,476	16,996	21,279
Total barrels of oil equivalent (MBoe)	5,946	5,080	15,753	13,896

Daily production volumes by product -
Crude oil (Bbls/d)	40,813	34,903	37,628	32,481
NGLs (Bbls/d)	11,469	6,777	9,699	5,430
Natural gas (Mcf/d)	74,072	81,265	62,258	77,946
Total barrels of oil equivalent (Boe/d)	64,627	55,224	57,703	50,902

Daily production volumes by region (Boe/d) -
Eagle Ford	39,024	39,002	37,241	36,569
Delaware Basin	25,577	6,994	20,236	3,871
Other	26	9,228	226	10,462
Total barrels of oil equivalent (Boe/d)	64,627	55,224	57,703	50,902

Realized prices -
Crude oil ($ per Bbl)	$67.78	$47.37	$66.13	$47.70
NGLs ($ per Bbl)	$32.04	$20.01	$27.18	$18.68
Natural gas ($ per Mcf)	$2.21	$2.24	$2.44	$2.28

	CARRIZO OIL & GAS, INC.
	COMMODITY DERIVATIVE CONTRACTS - AS OF NOVEMBER 2, 2018
	(Unaudited)

									Fixed
					Fixed	Sub-Floor	Floor	Ceiling	Price
				Volumes	Price	Price	Price	Price	Differential
				(Bbls	($ per	($ per	($ per	($ per	($ per
Commodity	Period	Type of Contract	Index	(per day)	Bbl)	Bbl)	Bbl)	Bbl)	Bbl)
Crude oil	4Q18	Price Swaps	NYMEX WTI	6,000	$49.55	—	—	—	—
Crude oil	4Q18	Three-Way Collars	NYMEX WTI	24,000	—	$39.38	$49.06	$60.14	—
Crude oil	4Q18	Basis Swaps	LLS-WTI Cushing	18,000	—	—	—	—	$5.11
Crude oil	4Q18	Basis Swaps	WTI Midland-WTI Cushing	6,000	—	—	—	—	($0.10)
Crude oil	4Q18	Sold Call Options	NYMEX WTI	3,388	—	—	—	$71.33	—

Crude oil	2019	Three-Way Collars	NYMEX WTI	27,000	—	$41.67	$50.96	$73.40	—
Crude oil	2019	Basis Swaps	LLS-WTI Cushing	4,000	—	—	—	—	$4.87
Crude oil	2019	Basis Swaps	WTI Midland-WTI Cushing	7,389	—	—	—	—	($4.82)
Crude oil	2019	Sold Call Options	NYMEX WTI	3,875	—	—	—	$73.66	—

Crude oil	2020	Basis Swaps	WTI Midland-WTI Cushing	13,000	—	—	—	—	($1.27)
Crude oil	2020	Sold Call Options	NYMEX WTI	4,575	—	—	—	$75.98	—

Crude oil	2021	Basis Swaps	WTI Midland-WTI Cushing	6,000	—	—	—	—	$0.03

									Fixed
					Fixed	Sub-Floor	Floor	Ceiling	Price
				Volumes	Price (1)	Price	Price	Price	Differential
				(Bbls	($ per	($ per	($ per	($ per	($ per
Commodity	Period	Type of Contract	Index	(per day)	Bbl)	Bbl)	Bbl)	Bbl)	Bbl)
NGLs	4Q18	Price Swaps	OPIS-Ethane	2,200	$12.01	—	—	—	—
NGLs	4Q18	Price Swaps	OPIS-Propane	1,500	$34.23	—	—	—	—
NGLs	4Q18	Price Swaps	OPIS-Butane	200	$38.85	—	—	—	—
NGLs	4Q18	Price Swaps	OPIS-Isobutane	600	$38.98	—	—	—	—
NGLs	4Q18	Price Swaps	OPIS-Natural Gasoline	600	$55.23	—	—	—	—

(1)	The fixed prices of the Company’s natural gas liquids derivative contracts are based on the OPIS Mont Belvieu Non-TET reference prices for the applicable product stream.

									Fixed
					Fixed	Sub-Floor	Floor	Ceiling	Price
				Volumes	Price	Price	Price	Price	Differential
				(MMBtu	($ per	($ per	($ per	($ per	($ per
Commodity	Period	Type of Contract	Index	(per day)	MMBtu)	MMBtu)	MMBtu)	MMBtu)	MMBtu)
Natural gas	4Q18	Fixed Price Swaps	NYMEX Henry Hub	25,000	$3.01	—	—	—	—
Natural gas	4Q18	Sold Call Options	NYMEX Henry Hub	33,000	—	—	—	$3.25	—

Natural gas	2019	Sold Call Options	NYMEX Henry Hub	33,000	—	—	—	$3.25	—

Natural gas	2020	Sold Call Options	NYMEX Henry Hub	33,000	—	—	—	$3.50	—

CARRIZO OIL & GAS, INC.
FOURTH QUARTER AND FULL YEAR 2018 GUIDANCE SUMMARY

	Fourth Quarter 2018	Full Year 2018
Daily Production Volumes (Boe/d)	67,700 - 68,700	60,200 - 60,500
Crude oil	63%	64% - 65%
NGLs	17%	17%
Natural gas	20%	18% - 19%

Unhedged Commodity Price Realizations
Crude oil (% of NYMEX oil)	99.0% - 101.0%	N/A
NGLs (% of NYMEX oil)	38.0% - 40.0%	N/A
Natural gas (% of NYMEX gas)	75.0% - 77.0%	N/A

Cash paid for derivative settlements, net ($MM)	($36.5) - ($32.5)	N/A

Costs and Expenses -
Lease operating ($/Boe)	$7.00 - $7.50	$7.25 - $7.40
Production taxes (% of total revenues)	4.75% - 5.00%	4.75% - 4.85%
Ad valorem taxes (% of total revenues)	0.50% - 0.75%	0.85% - 0.95%
Cash general and administrative, net ($MM)	$10.6 - $11.1	$53.0 - $53.5
Depreciation, depletion and amortization ($/Boe)	$13.50 - $14.50	$13.70 - $14.00
Interest expense, net ($MM)	$14.8 - $15.8	N/A

Capital Expenditures -
Drilling, completion, and infrastructure ($MM)	N/A	$800.0 - $825.0
Interest ($MM)	$8.5 - $9.0	N/A